Exhibit 99.2

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

Board of Directors
ProCyte Corporation
8511 154th Avenue NE
Redmond, WA 98052-3557

Members of the Board:

Wells Fargo Securities, LLC (“Wells Fargo”) hereby consents to the inclusion of the opinion letter of Wells Fargo, dated November 30, 2004, to the board of directors of ProCyte Corporation (“ProCyte”) as Annex B to, and to the references thereto under the captions “Summary of the Joint Proxy Statement/Prospectus - Opinion of ProCyte's Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – ProCyte's Reasons for the Merger” and “The Merger – Opinion of ProCyte's Financial Advisor – Wells Fargo Securities, LLC” in, the joint proxy statement/prospectus of PhotoMedex, Inc. (“PhotoMedex”) relating to the proposed merger involving PhotoMedex and ProCyte. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Wells Fargo Securities, LLC

January 5, 2005